Exhibit 10.5

[Month, Year] Award

PERFORMANCE SHARE UNIT AGREEMENT

under the

SUNOCO, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN III

This Performance Share Unit Agreement (the “Agreement”), entered into as of                     , (the “Agreement Date”), by and between Sunoco, Inc. (“Sunoco”) and                     , an employee of Sunoco or one of its Affiliates (the “Participant”);

W I T N E S S E T H:

WHEREAS, the Sunoco, Inc. Long-Term Performance Enhancement Plan III (the “Plan”) is administered by a Committee (the “Committee”) appointed by Sunoco’s Board of Directors, and the Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of Performance Share Units (“PSUs”), representing rights to receive shares of Common Stock which are subject to a risk of forfeiture by the Participant; and

WHEREAS, the Participant has determined to accept such Award.

NOW, THEREFORE, Sunoco and the Participant, each intending to be legally bound hereby, agree as follows:

ARTICLE I

AWARD OF PERFORMANCE SHARE UNITS

1.1	Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a)	Participant:
(b)	Grant Date:
(c)	Number of PSUs:
(d)	Performance Period:	See Section 1.4 of this Agreement
(e)	Form of Payment (cash/stock):

Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.2	Award of PSUs. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted the number of PSUs set forth herein at Section 1.1.

1.3	Dividend Equivalents. The Participant shall be entitled to receive payment from Sunoco in an amount equal to each cash dividend (“Dividend Equivalent”) payable subsequent to the Grant Date, just as though such Participant, on the record date for payment of such dividend, had been the holder of record of shares of Common Stock equal to the actual number of PSUs, if any, earned and received by the Participant at the end of the Performance Period. Sunoco shall establish a bookkeeping methodology to account for the Dividend Equivalents to be credited to the Participant. The Dividend Equivalents will not bear interest.

1.4	Performance Period. The length of the applicable period during which the applicable performance goals must be attained shall be [Month, Day, Year] through [Month, Day, Year].

1.5	Performance Goals.

(a)	Exhibit A, attached hereto and made a part hereof, sets forth the performance goals that will be applied to determine the amount of the award earned pursuant to this Agreement. These performance goals may be modified by the Committee during, and after the end of, the Performance Period to reflect significant events that occur during the Performance Period; provided, however, that no such modification may be made if it would cause an award intended to meet the requirements of Section 162(m)(4)(C) of the Code to fail to meet such requirements.

(b)	The number of PSUs and corresponding Dividend Equivalents earned will be equal to the amounts awarded multiplied by the applicable Performance Factors. However, the Committee has the discretion to reduce (but not increase) some or all of the amount that would otherwise be payable as a result of the satisfaction of the Performance Goals. In making this determination, the Committee may take into account any such factor or factors it determines are appropriate, including but not limited to Company, business unit or individual performance.

1.6	Termination of Employment.

(a)	Death or Disability. Upon the occurrence of the Participant’s Employment Termination Date prior to the end of the Performance Period by reason of death or permanent disability (as determined by the Committee), a number of PSUs (and any corresponding Dividend Equivalents) immediately shall vest equal to the product of (1) number of PSUs at grant (representing target performance) and (2) a fraction, the numerator of which shall be the number of full and partial calendar months between the date of the beginning of the Performance Period for the PSUs and the Participant’s Employment Termination Date, and the denominator of which shall be the number of full and partial calendar months from the date of the beginning of the Performance Period to the end of the Performance Period. Settlement of vested PSUs (and any corresponding Dividend Equivalents) shall be made in accordance with Section 1.7.

(b)	Qualifying Termination. Upon the occurrence of a Qualifying Termination, all unvested PSUs granted pursuant to this Agreement (and all related Dividend Equivalents) immediately shall vest in full based on target performance number of PSUs at grant), and shall be settled in accordance with Section 1.7.

(c)	Other Termination of Employment. Except as otherwise provided in Sections 1.6(a) and (b) above, or as determined by the Committee, upon termination of the Participant’s employment with Sunoco or one of its Affiliates prior to the end of the applicable Performance Period, the Participant shall forfeit 100% of such Participant’s PSUs, together with the related Dividend Equivalents, and the Participant shall not be entitled to receive any Common Stock, cash or any payment of any Dividend Equivalents regardless of the level of Performance Goals achieved as of the Participant’s Employment Termination Date for the respective Performance Periods.

1.7	Settlement of PSUs and Dividend Equivalents.

(a)	Timing of Settlement. Settlement in respect of vested PSUs and the corresponding vested Dividend Equivalents shall be made within sixty calendar days after the PSUs and the corresponding Dividend Equivalents vest.

(b)	Form of Settlement in respect of PSUs earned. Subject to Section 5.8 of the Plan, payment for PSUs earned shall be made in shares of Common Stock. The number of shares paid shall be equal to the number of Share Units earned. The Participant may elect to reduce this amount by the number of shares of Common Stock which have, on the date PSUs are settled, a Fair Market Value equal to the applicable federal, state and local withholding tax due on the receipt of Common Stock, in lieu of making a cash payment equal to the amount of such withholding tax due.

(c)	Form of Settlement of Related Earned Dividend Equivalents. Vested Dividend Equivalents shall be payable by Sunoco in cash.

1.8	Stock Ownership Policy.

(a)	This Section 1.8 shall cease to apply upon the occurrence of a Change in Control. Notwithstanding anything to the contrary contained in this Agreement or the Plan, and at the discretion of the Committee, if the Participant is subject to minimum stock ownership guidelines (as established from time to time by the Committee or Sunoco), but fails to meet the applicable personal ownership requirement within the prescribed period, the Participant’s receipt of shares of Common Stock pursuant to Section 1.6 shall be subject to the restrictions contained in this Section 1.8 which shall remain in place until compliance with such ownership guidelines is attained.

(b)	The number of shares subject to the restrictions shall be equal to the total number of shares of Common Stock being distributed, minus the number of shares of Common Stock used to pay applicable federal, state and local withholding tax on the total payment in respect of PSUs.

(c)	Other than transfers to family members or trusts that are permitted in accordance with the applicable stock ownership guidelines, and that will not result in a reduction in the level of ownership attributable to the Participant under such guidelines, the Participant shall be prohibited from effecting the sale, exchange, transfer, pledge, hypothecation, gift or other disposition of such shares of Common Stock until the earlier of:

(1)	attainment of compliance with applicable stock ownership guidelines;

(2)	the Participant’s death, retirement, or permanent disability (as determined by the Committee); or

(3)	the occurrence of the Participant’s Employment Termination Date, for any reason other than Just Cause.

(d)	These restrictions shall apply to any new, additional or different securities the Participant may become entitled to receive with respect to such shares by virtue of a stock split or stock dividend or any other change in the corporate or capital structure of Sunoco.

(e)	Until such time as the restrictions hereunder lapse, the shares will be held in “book-entry form” and appropriate notation of these restrictions will be maintained in the records of Sunoco’s transfer agent and registrar. Any share certificate representing such shares will bear a conspicuous legend evidencing these restrictions, and the Company may require the Participant to deposit the share certificate with Sunoco or its agent, endorsed in blank or accompanied by a duly executed irrevocable stock power or other instrument of transfer.

ARTICLE II

GENERAL PROVISIONS

2.1	Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the PSU award covered by this Agreement and the terms and conditions of the Plan under which such PSUs are granted, the provisions in the Plan shall govern and prevail. The PSUs, the related Dividend Equivalents and this Agreement are each subject in all respects to, and Sunoco and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.

2.2	Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes.

(a)	Payment in Cash. Cash payments in respect of any earned PSUs, and/or the related Dividend Equivalents, shall be made net of any applicable federal, state, or local withholding taxes.

(b)	Payment in Stock. Immediately prior to the payment of any shares of Common Stock to the Participant in respect of earned PSUs, the Participant shall remit an amount sufficient to satisfy any Federal, state and/or local withholding tax due on the receipt of such Common Stock. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock (otherwise payable to the Participant in respect of such earned PSUs) having a value, as of the date of such earned PSUs first became payable, sufficient to satisfy the applicable tax obligation.

2.3	Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.

2.4	Amendment. Except as otherwise provided in Section 1.5 above, this Agreement shall not be amended or modified except by an instrument in writing executed by both parties to this Agreement, without the consent of any other person, as of the effective date of such amendment.

2.5	Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.6	Governing Law. The validity, construction, interpretation and effect of this instrument shall be governed exclusively by and determined in accordance with the law of the Commonwealth of Pennsylvania (without giving effect to the conflicts of law principles thereof), except to the extent preempted by federal law, which shall govern.

2.7	Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to Sunoco shall be deemed to have been duly given or made upon actual receipt by Sunoco. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a)	if to Sunoco:	SUNOCO, INC.
Compensation Committee of the Board of Directors
1818 Market Street, Ste. 1500
Philadelphia, Pennsylvania, 19103-3717
Attention: Corporate Secretary

(b)	if to the Participant:	to the address for Participant as it appears on Sunoco’s records.

2.8	Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.9	Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

2.10	Forfeiture.

(a)	Notwithstanding any other provision of the Plan or this Agreement, any shares of Common Stock or cash payments received in respect of this Agreement shall be subject to the provisions of Article VI, “Forfeiture,” of the Plan. The Participant hereby acknowledges that such shares of Common Stock or cash payments shall be subject to the provisions of Article VI of the Plan and agrees to be bound thereby and to make any payments to Sunoco that may be required thereunder.

(b)	The Common Stock or cash payments received under this Agreement constitute incentive compensation. The Participant agrees that any Common Stock or cash payments received with respect to this Agreement will also be subject to any clawback/forfeiture provisions required by any the law, in the future, applicable to the Company, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

SUNOCO, INC.

By:
for the Compensation Committee of the
Board of Directors